[Wood Energy Group, Inc Letterhead]

October 11, 2011

Andy C. Lewis
868 South Allis Road
Wilmar, Arkansas 71675

Dear Andy:

This letter will serve to confirm our agreement that your Employment Agreement dated August 31, 2009 with The Wood Energy Group, Inc. (“Wood Energy”) has been mutually terminated and shall be replaced by the understandings contained in this letter. By doing so both parties acknowledge that the terms of the original Employment Agreement are no longer applicable other than the Covenants Against Competition contained in Section 5 of the Employment Agreement, which Covenants shall continue for two years from the date of this letter.

On a going forward basis Wood Energy has agreed to retain you as the full time Manager of the company's grinding and disposal facility at Gibsland, Louisiana and other duties as the management of Wood Energy shall require from time to time. Your compensation will be as follows:

1.	Base salary of $60,000.00 per annum payable weekly.
2.
As additional compensation you shall receive four (4%) per cent of all proceeds from landscape tie sales from the Gibsland facility; five (5%) per cent of all relay tie sales from the Gibsland facility and ten (10%) per cent of all switch tie sales from the Gibsland facility. Payment of this additional compensation will be made by the 15th of the month following the month such payment has been received by Wood Energy.

3.
In addition to the payments to be made pursuant to 1 and 2 herein, you shall be entitled to receive $.70 per ton of delivered fuel; which was ground at Gibsland. Payment shall be made on weekly basis 7 days after payment has been received by Wood Energy from International Paper or other purchaser of the fuel.

Besides the compensation outlined above you shall be entitled to receive any health benefits available to employees of Wood Energy under the same terms and conditions as such other employees. Any expenses incurred by you on behalf of the company shall be reimbursed to you pursuant to the policies of the company.

With respect to previously incurred expenses which have not been reimbursed to date we have agreed to pay those out at the rate of $1400.00 per week until paid in full.

ONE BOCA PLACE • 2255 GLADES ROAD / SUITE 342- W • BOCA RATON, FLORIDA 33431

TELEPHONE: 561.997.7775 • FACSIMILE: 561.443.5319

The arrangements contained herein will be deemed to have begun as of Monday, October 10, 2011. The parties acknowledge that the employment arrangement set forth herein is on an at will basis.

Very truly yours,
The Wood Energy Group, Inc.

By:	/s/ Jon Ryan

Agreed and Accepted:

/s/ Andy C. Lewis
Andy C. Lewis

ONE BOCA PLACE • 2255 GLADES ROAD / SUITE 342- W • BOCA RATON, FLORIDA 33431

TELEPHONE: 561.997.7775 • FACSIMILE: 561.443.5319